Exhibit 99.1
NEWS RELEASE

Date:	October 25, 2007

For Release:	Upon Receipt

Contact(s):	Media	Investors
	Joshua King	Kim Johnson
	860/547-2293	860/547-6781
	joshua.king@thehartford.com	kimberly.johnson@thehartford.com

	Shannon Lapierre	JR Reilly
	860/547-5624	860/547-9140
	shannon.lapierre@thehartford.com	jr.reilly@thehartford.com
The Hartford Reports Net Income Up 12 Percent and Life Assets Under Management up $65 Billion over Prior Year
Life net flows top $5 billion; Property and casualty reports ongoing operations combined ratio of 91.4
HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest diversified financial companies, today reported third quarter 2007 net income of $851 million, or $2.68 per diluted share. The Hartford’s core earnings in the third quarter of 2007 were $1.06 billion, or $3.33 per diluted share. Financial performance for the third quarter of 2007 compared to the third quarter of 2006 is provided in the table below.

	Quarterly Results
	(in millions except per share data)
	3Q ‘06	3Q ‘07	Change
Net income	$758	$851	12%
Net income per diluted share	2.39	2.68	12%
Core earnings*	727	1,060	46%
Core earnings per diluted share*	2.30	3.33	45%
Assets under management*	350,896	419,520	20%
Book value per share (ex. AOCI)*	55.81	62.53	12%

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

The Hartford Announces Q3 2007 Financial Results/2
In the third quarter of 2007, net realized capital losses reduced net income by $212 million, compared with a $23 million gain in the third quarter of 2006. In addition, third quarter 2007 net income reflected a $213 million after-tax benefit related to the company’s revision of its estimates of future gross profits, commonly referred to as a “DAC unlock.” Estimates of future gross profits are used in the determination of certain asset and liability balances, principally deferred acquisition costs (DAC).
“This was another excellent quarter for The Hartford,” said Ramani Ayer, The Hartford’s chairman and chief executive officer. “We saw continued strong profitability in property and casualty and more than 20 percent growth in life assets under management. Book value per share rose by 3 percent from June 30, even in the volatile credit environment.
“The Hartford is well prepared to tackle the opportunities and challenges of a dynamic marketplace. Over the past five years, we have continually grown our broad distribution network, effectively managed our risks, and implemented more sophisticated products and pricing models. Today, we are a broadly diversified financial services company with more earnings stability, a strong capital base and enhanced capabilities.
“Our goal is to drive shareholder returns by growing book value and dividends, while managing our capital at attractive returns on equity. Over the past 12 months, we achieved double digit growth in book value per share, excluding AOCI, and more than a 17 percent return on equity. At the same time, we have been returning capital to shareholders through increased dividends and share repurchases,” added Ayer.
In the third quarter of 2007, The Hartford repurchased $373 million of its shares, bringing year-to-date total share repurchases to $1.2 billion. In addition, the company’s board of directors recently increased The Hartford’s quarterly dividend to $0.53 per share, which represents an 83 percent increase over the past three years.
REVIEW OF BUSINESS UNIT RESULTS
Life Operations
“The Hartford is building on the breadth and strength of its life businesses to deliver terrific results,” said Ayer. “Year to date, we garnered more than $14 billion of net flows. In the third quarter alone, we added more than $5 billion in net flows. The Hartford is well positioned to increase its retirement assets and grow its overall life business. We have the products, services and distribution capabilities to help our customers protect their assets and grow their wealth.”
Total assets under management in life operations grew by $64.7 billion, or 21 percent, over the last twelve months to reach $367 billion as of September 30, 2007. Net income for The Hartford’s life operations was $525 million for the third quarter of 2007, 23 percent higher than the prior year. The DAC unlock increased third quarter 2007 net income by $210 million. In the third quarter of 2007, net realized capital losses reduced net income by $163 million, compared with a $13 million gain in the third quarter of 2006.

The Hartford Announces Q3 2007 Financial Results/3
Retail Products Group
Strong sales in mutual funds and variable annuities drove retail products deposits up 25 percent over the prior year to $7.3 billion in the third quarter of 2007. Total retail assets under management were up 19 percent since September 30, 2006, to a record $183.8 billion as of September 30, 2007. Net income for the third quarter of 2007 was $382 million compared with $184 million in the third quarter of 2006. The DAC unlock increased third quarter 2007 net income by $197 million. Third quarter 2007 net income included a $17 million increase in estimated taxes related to the 2007 dividends received deduction. Third quarter 2006 net income included a $14 million tax benefit.
Variable annuity deposits for the third quarter of 2007 increased 22 percent over the prior year to $3.3 billion. Third quarter 2007 variable annuity net outflows were $633 million. Variable annuity assets under management ended the quarter at $123.1 billion, 13 percent higher than September 30, 2006.
Strong fund performance is driving awareness and sales of the company’s family of mutual funds. 23 of the company’s 28 funds with a five-year track record rank in the top two quartiles of their Lipper peer groups for the five-year time period. Retail mutual fund deposits for the third quarter of 2007 were up 32 percent over the prior year to $3.4 billion. Total retail mutual fund net sales were $651 million in the third quarter of 2007. Net sales declined sequentially as market volatility during the quarter led to net outflows from the company’s bank loan fund. Retail mutual fund assets under management were $47.8 billion as of September 30, 2007, up 38 percent from September 30, 2006.
Retirement Plans
Total retirement plans deposits were $1.4 billion in the third quarter of 2007, compared to $1.2 billion in the third quarter of 2006. Strong deposits and market appreciation drove total assets under management to $28.6 billion as of September 30, 2007, an increase of 26 percent over September 30, 2006.
The company’s 401(k) business continued to fuel growth in retirement plans. Ongoing contributions from existing 401(k) plans grew 24 percent over the prior year, and assets under management rose 34 percent to $16.1 billion as of September 30, 2007.
Net income for the third quarter of 2007 was $19 million, compared with $21 million in the third quarter of 2006. The DAC unlock decreased third quarter 2007 net income by $9 million.
Institutional Solutions Group
Deposits for institutional solutions group were $4.5 billion in the third quarter of 2007, compared with $1.3 billion in the prior year. Third quarter 2007 sales were strong in institutional mutual funds, structured settlements and guaranteed interest products, and also benefited from a large private placement life insurance sale. Sales to institutions vary significantly quarter-to-quarter based on the interest rate and competitive environments.

The Hartford Announces Q3 2007 Financial Results/4
Strong net flows during the quarter drove assets under management to $60.5 billion as of September 30, 2007, an increase of 25 percent from September 30, 2006. Third quarter 2007 net income was $39 million, compared with $24 million in the third quarter of 2006. The DAC unlock increased third quarter 2007 net income by $1 million.
Individual Life
Individual life third quarter 2007 sales were $69 million, compared to $68 million in the third quarter of 2006. The company reported good sales momentum in its core distribution channels, including wirehouses/regional broker-dealers, banks and independent broker-dealers. Variable life sales in the third quarter of 2007 grew 22 percent over the prior year. The Hartford ranked number one in variable universal life total premiums, according to LIMRA’s second quarter report on life insurance sales.
Life insurance in force rose 10 percent and account values were up 14 percent from September 30, 2006. Third quarter 2007 net income was $63 million, compared with $46 million in the third quarter of 2006. The company experienced higher mortality in the third quarter of 2007, compared with the prior year. The DAC unlock increased third quarter 2007 net income by $16 million.
Group Benefits
Group benefits fully insured sales for the third quarter of 2007 were $125 million, down 29 percent from the prior year. Third quarter 2006 sales included a large, national account case, as well as $20 million from the company’s medical stop loss business, which was sold through a renewal rights transaction in April 2007.
Fully insured premiums for the third quarter of 2007 were $1.1 billion, up 3 percent over the prior year. According to LIMRA’s second quarter 2007 report, The Hartford retained its number two ranking in group disability and moved from fourth to third in group life, as measured by year-to-date, in-force premiums. Business growth and higher net investment income drove net income for the third quarter of 2007 to a record $90 million, up 22 percent over the prior year.
International
Japan variable annuity deposits increased 54 percent on a yen basis to ¥212.4 billion, or $1.8 billion, for the third quarter of 2007. The company continued to benefit from its investments in distribution and wholesaling, as well as its recently expanded product suite.
Net flows for Japan variable annuities were ¥163.1 billion, or $1.4 billion, for the third quarter of 2007, driving total variable annuity assets under management in Japan up 20 percent on a yen basis to ¥4.0 trillion, or $34.9 billion, as of September 30, 2007. Overall international net income for the third quarter of 2007 was $79 million, compared to $47 million in the prior year. The DAC unlock increased third quarter 2007 net income by $22 million.

The Hartford Announces Q3 2007 Financial Results/5
On September 30, the Government of Japan’s Financial Services Agency Financial Instruments and Exchange Law (FIEL) became effective. The new law is designed to strengthen the protection for financial products consumers. As a result, distributors have implemented extensive customer assessments prior to recommending securities and other financial products, including annuities. FIEL is lengthening the sales cycle, which will reduce near-term sales. Over the longer term, the company believes FIEL will provide enhanced opportunities for a broader product set to meet diverse customer needs.
Property and Casualty Operations
“Our property and casualty profits and returns on equity are excellent,” said Ayer. “Solid business fundamentals, combined with relatively low catastrophe losses, produced good underwriting results, and net investment income was better than expected. Competition continues to be challenging, affecting new business volumes across the board. The Hartford is working hard to retain its most profitable customers while maintaining discipline when writing new business.”
Total written premiums for The Hartford’s property and casualty operations in the third quarter of 2007 were $2.6 billion, down three percent from the third quarter of 2006. The combined ratio for ongoing operations was 91.4 percent in the third quarter of 2007, including catastrophe losses of 1.5 percent. The combined ratio before catastrophes and prior year development was 90.6 percent in the third quarter of 2007, compared to 89.6 percent in the third quarter of 2006.
Net income for the third quarter of 2007 was $353 million compared with $381 million in the prior year. The third quarter of 2007 included net realized capital losses of $49 million, which compared with net realized capital gains of $10 million in the third quarter of 2006. Net investment income increased 13 percent over the prior year due to an increase in partnership income and strong cash flow from operations.
Business Insurance
Written premiums for business insurance were $1.2 billion for the third quarter of 2007, down 4 percent from the third quarter of 2006. Small commercial written premiums grew 1 percent and policies in force were up 5 percent over the prior year. Middle market written premiums in the third quarter of 2007 declined 9 percent compared to the prior year, with approximately the same number of policies in force as at the end of third quarter 2006.
Toward the end of the third quarter, The Hartford refined its middle market pricing models to identify the more attractive opportunities and to more effectively select and price new and renewal business. In small commercial, the company broadened the availability of its flagship business owner’s policy, Spectrum, to provide cost-effective coverages for businesses with up to $15 million in sales and property values.

The Hartford Announces Q3 2007 Financial Results/6
The combined ratio for business insurance was 89.7 percent in the third quarter of 2007, including catastrophe losses of 0.4 points. Third quarter 2007 results also included net favorable reserve development of 2.1 points. Excluding catastrophes and prior year development, the combined ratio was 91.4 percent for the third quarter of 2007, compared with 90.0 percent in the third quarter of 2006.
Personal Lines Insurance
In the third quarter of 2007, personal lines written premiums grew 1 percent over the third quarter of 2006 to $1.0 billion. Third quarter 2006 results included $27 million in written premiums from Omni, a subsidiary that The Hartford sold at the end of November 2006. Written premiums grew 4 percent, excluding Omni.
Growth in both auto and homeowners customers drove AARP written premiums up 6 percent over the prior year. Written premiums through independent agents grew 1 percent over the prior year, with the continued success of Dimensions with Auto Packages and the company’s ongoing agency expansion. Policies in force grew in both automobile and homeowners, at the rate of 2 percent and 4 percent, respectively. The Hartford’s AARP call centers recently won the International Customer Management Institute (ICMI) Membership’s Global Call Center of the Year Award in the large company category.
Personal lines reported a combined ratio of 92.0 percent for the quarter, including 3.0 points of catastrophe losses. Excluding catastrophes and prior year development, the combined ratio was 88.7 percent for the third quarter of 2007, compared with 89.0 percent for the third quarter of 2006. Excluding the effect of Omni, the combined ratio for the third quarter of 2006, before catastrophes and prior year development, was 88.0.
Specialty Commercial Insurance
In specialty commercial, written premiums for the third quarter of 2007 decreased 8 percent from the prior year to $351 million, with declines in property, casualty and professional liability. During the quarter, the company maintained its pricing discipline on new and renewal business and saw fewer new business opportunities.
Specialty commercial reported a combined ratio of 95.6 percent for the third quarter of 2007, including 1.5 points of catastrophe losses. Excluding catastrophes and prior year development, the combined ratio was 93.1 percent, compared with 89.2 percent in the third quarter of 2006.

The Hartford Announces Q3 2007 Financial Results/7
2007 GUIDANCE
Based on current information, The Hartford expects 2007 core earnings per diluted share to be between $10.60 and $10.75. The company’s previous guidance range was $9.60 to $9.90 per diluted share. The Hartford’s 2007 guidance excludes any unusual or unpredictable benefits or charges that might occur during the remainder of the year. A detailed chart outlining the company’s guidance for property and casualty and life operations is set forth in the attached table. The 2007 guidance incorporates the following assumptions:
U.S. equity markets produce an annualized return of 9 percent (7.2 percent stock price appreciation and 1.8 percent dividends) from the S&P 500 level of 1,527 on September 28, 2007;
A pre-tax underwriting loss of $40 million in the last three months of 2007 from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance; and
Diluted weighted average shares outstanding of 319 million.
The company’s actual experience in 2007 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth in the company’s Form 10-K and Form 10-Q, significant changes in estimated future earnings on investment products caused by changes in the equity markets and our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual ground-up reviews of long-term latent casualty exposures, including asbestos and environmental claims and the recoverability of reinsurance for these claims.
CONFERENCE CALL
The Hartford will discuss its third quarter 2007 results and its outlook for the remainder of the year in a conference call on Friday, October 26, 2007, at 10:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the third quarter of 2007, which is available on The Hartford’s Web site, ir.thehartford.com.

The Hartford Announces Q3 2007 Financial Results/8
ABOUT THE HARTFORD
The Hartford, a Fortune 100 company, is one of the nation’s largest diversified financial services companies, with 2006 revenues of $26.5 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.
HIG-F
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three and nine months ended September 30, 2006 and 2007 is set forth in the results by segment table. The 2007 earnings guidance presented in this release is based in part on core earnings. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

The Hartford Announces Q3 2007 Financial Results/9
Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three and nine months ended September 30, 2006 and 2007 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the third quarter of 2007.
Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three and nine months ended September 30, 2006 and 2007 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the third quarter of 2007.
Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2006 and 2007 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.
The Hartford’s management evaluates profitability of the Business Insurance, Personal Lines and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income is the most directly

The Hartford Announces Q3 2007 Financial Results/10
comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-13 of The Hartford’s Investor Financial Supplement for the third quarter of 2007.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.
These important risks and uncertainties include, without limitation, the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in Federal or State tax laws, including changes impacting the availability of the separate account dividends received deduction; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, 2006 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
financial tables to follow

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2007	Change	2006	2007	Change

LIFE
Retail Products Group
Individual Annuity	$170	$364	114%	$485	$722	49%
Other Retail	14	18	29%	41	48	17%

Total Retail Products Group	184	382	108%	526	770	46%
Retirement Plans	21	19	(10%)	64	68	6%
Institutional Solutions Group	24	39	63%	75	101	35%
Individual Life	46	63	37%	139	153	10%
Group Benefits	74	90	22%	216	243	13%
International	47	79	68%	145	192	32%
Other	32	(147)	NM	(83)	(246)	(196%)

Total Life net income	428	525	23%	1,082	1,281	18%
Less: Net realized capital gains (losses), after-tax [1]	21	(157)	NM	(129)	(254)	(97%)

Total Life core earnings	407	682	68%	1,211	1,535	27%

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Business Insurance	123	130	6%	454	388	(15%)
Personal Lines	89	78	(12%)	321	292	(9%)
Specialty Commercial	41	17	(59%)	45	55	22%

Total Ongoing Operations underwriting results	253	225	(11%)	820	735	(10%)
Net servicing income	15	16	7%	45	41	(9%)
Net investment income	299	346	16%	886	1,082	22%
Net realized capital gains (losses)	11	(72)	NM	(15)	(73)	NM
Other expenses	(40)	(63)	(58%)	(168)	(179)	(7%)
Income tax expense	(163)	(111)	(32%)	(464)	(452)	(3%)

Ongoing Operations net income	375	341	(9%)	1,104	1,154	5%

Other Operations
Other Operations net income (loss)	6	12	100%	(83)	4	NM

Total Property & Casualty net income	381	353	(7%)	1,021	1,158	13%
Less: Net realized capital gains (losses), after-tax [1]	10	(52)	NM	(6)	(57)	NM

Total Property & Casualty core earnings	371	405	9%	1,027	1,215	18%

CORPORATE
Total Corporate net loss	(51)	(27)	47%	(141)	(85)	40%

CONSOLIDATED

Net income	758	851	12%	1,962	2,354	20%
Less: Net realized capital gains (losses), after-tax [1]	31	(209)	NM	(135)	(313)	(132%)

Core earnings	$727	$1,060	46%	$2,097	$2,667	27%

PER SHARE DATA
Diluted earnings per share
Net income	$2.39	$2.68	12%	$6.25	$7.35	18%
Core earnings	$2.30	$3.33	45%	$6.68	$8.33	25%
Book value per share
Book value per share (including AOCI)	$56.01	$60.41	8%
Per share impact of AOCI	$0.20	$(2.12)	NM
Book value per share (excluding AOCI)	$55.81	$62.53	12%

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

The Hartford Announces Q3 2007 Financial Results/12
Effects of Revised Estimates of Future Gross Profits (“DAC Unlock”)
On Third Quarter 2007 Results
($ in millions, after-tax)

Benefit/(Loss)
Life
Retail Products Group
Individual Annuity	$198
Other Retail	(1)

Total Retail Products Group	197
Retirement Plans	(9)
Institutional Solutions Group	1
Individual Life	16
Group Benefits	—
International	22

Total Life core earnings[1]	227

Corporate core earnings[2]	3

Total core earnings	230
Add: Impact of net realized capital gains (losses) [3]	(17)

Net income	$213

[1]	In Life operations, estimated gross profits are used in the determination of the deferred acquisition cost asset for certain products, sales inducement assets, unearned revenue reserves and guaranteed minimum death and income benefits reserves.

[2]	In Corporate, revisions to estimated gross profits affect the purchase accounting adjustments made in connection with the The Hartford’s buyback of Hartford Life, Inc. shares in July 2000.

[3]	Revisions to estimated gross profits impact the DAC amortization related to realized capital gains and losses that are not included in core earnings.

The Hartford Announces Q3 2007 Financial Results/13
The Hartford
Fourth Quarter and Full Year 2007 Guidance
Full Year 2007 Core Earnings Per Diluted Share of $10.60 — $10.75

	2007 Written Premium	2007
Property and Casualty	Growth Compared to 2006	Combined Ratio*
Ongoing Operations	(3%) - (1%)	89.0% - 91.0%

Business Insurance	(4.5%) - (2.5%)	89.5% - 91.5%
Middle Market	(9%) - (7%)
Small Commercial	(0.5%) - 1.5%

Personal Lines	2% - 4%	86.5% - 88.5%
Auto	Flat - 2%
Homeowners	7% - 9%
Specialty Commercial	(9%) – (7%)	93.0% - 95.0%

*	Excludes catastrophes and prior year development

Life	Deposits	Net Flows	ROA
U.S. Individual Annuity			Individual Annuity
Full Year 2007 – Variable Annuity	$13.0 - $13.4 Billion	($2.9) - ($2.5) Billion	68 - 70 bps
4Q07 – Variable Annuity	$2.9 - $3.3 Billion	($1.3) Billion - ($900) Million
Full Year 2007 – Fixed Annuity	$1.2 - $1.3 Billion	($200) Million - ($100) Million

Japan Annuity			Japan Operations
Full Year 2007 – Variable Annuity	¥705 - ¥775 Billion	¥485 - ¥555 Billion	80 - 84 bps
at ¥119/$1 exchange	$5.9 - $6.5 Billion	$4.1 - $4.7 Billion
4Q07 Variable Annuity	¥80 - ¥150 Billion	¥25 - ¥95 Billion
at ¥119/$1 exchange	$700 Million - $1.3 Billion	$200 - $800 Million

Retail Mutual Funds			Other Retail
Full Year 2007	$14.2 - $14.6 Billion	$5.5 - $5.9 Billion	13 - 15 bps
4Q07	$3.4 - $3.8 Billion	$1.2 -$1.6 Billion

Retirement Plans
Full Year 2007	$5.8 - $6.1 Billion	$1.6 - $1.9 Billion	32 - 34 bps
4Q07	$1.3 - $1.6 Billion	$100 - $400 Million

Institutional Solutions Group
Full Year 2007	$11.2 - $12.2 Billion	$7.0 - $8.0 Billion	22 - 24 bps

Group Benefits* (Full Year 2007)
Fully Insured Sales	$700 - $750 Million
Fully Insured Premium	$4.2 - $4.3 Billion
Loss Ratio	72% - 74%
Expense Ratio	27% - 29%
After-tax Margin	7.6% - 8.0%

*  Group Benefits guidance for sales and fully insured premiums excludes buyout premiums and premium equivalents Group Benefits guidance on after-tax margins, loss ratios and expense ratios uses fully insured premiums and fees, but excludes buyout premiums.

Individual Life (Full Year 2007)
Sales	$280 - $300 million
Inforce Growth	8% - 10%
After-tax Margin on Total Revenue	16% - 17%